Exhibit 99.1

INNOVATE Announces Closing of the Sale of a Controlling Interest in its Broadcasting Segment to CONX

NEW YORK, September 2, 2026 (Globe Newswire) – INNOVATE CORP.® (NYSE: VATE) (“INNOVATE” or the “Company”) announced today the successful closing of the previously announced transaction between INNOVATE and CONX Corp. (“CONX”), pursuant to which CONX acquired a controlling interest in HC2 Broadcasting Holdings Inc. (“HC2”), a holding company for INNOVATE’s Broadcasting segment. The transaction follows the completion of the Broadcasting segment’s refinancing announced on June 1, 2026.

CONX has acquired a controlling interest in HC2 and now holds a 75% ownership interest in HC2, while INNOVATE retains a 25% ownership interest, subject to potential reduction in connection with post-closing purchase price adjustments and certain expense and indemnification obligations.

“We are pleased to successfully complete this transaction and further strengthen INNOVATE’s balance sheet and capital structure,” said Paul Voigt, Interim CEO of INNOVATE. “HC2 has built a leading portfolio of television broadcast assets across the United States, and this transaction positions the HC2 business for its next phase of growth while allowing INNOVATE to retain meaningful participation in its future success through our continuing ownership stake.”

HC2 and its subsidiaries have assembled one of the nation’s largest portfolios of Class A and low-power television stations, operating more than 260 broadcast television stations and distributing over 50 broadcast networks across more than 40 states.

As part of the transaction, CONX has committed to fund up to $75 million of equity into HC2, a portion of which was funded at closing and the balance of which is payable following closing subject to potential reduction for post-closing purchase price adjustments and certain expense and indemnification obligations. Additionally, the previously announced $105 million loan agreement entered in connection with the refinancing transaction, together with accrued interest, was extinguished in accordance with the terms of the transaction agreements.

For an 18-month period following the closing, INNOVATE retains the option to acquire up to an additional 15% ownership interest in HC2, on a fully diluted basis, from CONX pursuant to the terms of the transaction agreements.

For a two-year period from May 29, 2026, an affiliate of CONX (the “CONX Affiliate”) retains the option to acquire up to 80.1% of the equity interests of HC2 on a fully-diluted basis. If the CONX Affiliate exercises such option, the CONX Affiliate would first acquire all of the equity interests of HC2 held by CONX, together with an additional amount of equity interests from INNOVATE necessary to reach the 80.1% threshold, subject to INNOVATE’s right to require the CONX Affiliate to instead acquire all of INNOVATE’s remaining equity interests in HC2. INNOVATE will not receive any cash proceeds from the transaction unless the CONX Affiliate exercises this option.

“We appreciate the efforts of everyone involved in bringing this transaction to completion,” added Voigt. “We believe HC2 is well-positioned to capitalize on future opportunities in the evolving broadcast and communications landscape.”

About INNOVATE

INNOVATE is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,700 people across its subsidiaries. For more information, please visit: http://www.innovatecorp.com.

About HC2

HC2 and its subsidiaries strategically acquire and operate over-the-air broadcasting stations across the United States.

About CONX CORP.

CONX is a diversified operating entity seeking opportunities to power the next generation of innovators in communications and connectivity. CONX’s mission is to partner with emerging companies with quality management and strong and differentiated business models with the ability to scale quickly.

Advisors

Cleary Gottlieb Steen & Hamilton LLP is serving as legal advisor to the Company. Dundon Advisers LLC is serving as financial advisor to the Company.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements generally relate to future events, including statements regarding the anticipated benefits of the merger to INNOVATE and its stockholders; potential adjustments to ownership interests in HC2; INNOVATE’s potential exercise of the option to acquire additional ownership in HC2, or the option granted to an affiliate of CONX to acquire additional ownership; future funding of equity commitments by CONX in favor of HC2; the future business, operations, and prospects of HC2 following the merger; and INNOVATE’s strategies with respect to its capital structure. You are cautioned that such statements are not guarantees of future performance and that INNOVATE’s actual results may differ materially from those set forth in the forward-looking statements. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause INNOVATE’s actual expectations to differ materially from these forward-looking statements include, but are not limited to (i) the risk that the anticipated benefits of the merger are not realized; (ii) litigation; (iii) the Company's ability to exercise the option on favorable terms or at all; (iv) the effect of the completion of the merger on INNOVATE’s or HC2’s business; (v) macroeconomic conditions; and (vi) the other factors under the heading “Risk Factors” set forth in INNOVATE’s Annual Report on Form 10-K and in INNOVATE’s Prospectus Supplement dated August 10, 2026, which is available on INNOVATE’s website or at www.sec.gov. You should not place undue reliance on these forward-looking statements, which are made only as of the date of this press release. INNOVATE undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws.

INNOVATE Investor Contact:
Solebury Strategic Communications
Anthony Rozmus
(212) 235-2691
Email: ir@innovatecorp.com